UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 4, 2005

THE BOYDS COLLECTION, LTD.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of Incorporation)	(Commission File Number)	52-1418730 (IRS Employer Identification Number)

350 South Street

McSherrystown, Pennsylvania 17344
(Address of registrant’s principal executive office)

(717) 633-9898
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.                                    Entry into Material Definitive Agreement

On October 3, 2005, The Boyds Collection, Ltd. (the “Company”) entered into a waiver agreement (the “Waiver”) in connection with the Credit Agreement dated as of February 23, 2005 (as it may have been heretofore amended, the “Credit Agreement”) by and between D.E. Shaw Laminar Portfolios, L.L.C. and Bank of America, N.A. (each a “Lender” and collectively, the “Lenders”) and Bank of America, N.A., as initial L/C Issuer and administrative agent.   D.E. Shaw Laminar Portfolios, L.L.C. became a Lender under the Credit Agreement pursuant to assignment agreements.  The Lenders believe, and the Company confirms, that events of default have occurred under the Credit Agreement and are continuing, or will occur at some time in the future as a result of the Company’s inability to comply with the financial covenants regarding ratios of outstanding debt to EBITDA and the minimum EBITDA requirement contained in Section 7.6 of the Credit Agreement (collectively referred to herein as the “Existing Defaults”).  The Waiver provides for, among other things, the Lenders’ forbearance from exercising remedies on account of such Existing Defaults through October 16, 2005.   No separate cash consideration was paid by the Company to the Lenders in consideration for the Waiver, however, pursuant to the terms of the Waiver, future interest will accrue at the default rate under the Credit Agreement.  Notwithstanding the Waiver, the Company is not permitted to borrow additional funds or issue letters of credit pursuant to the Credit Agreement without the consent of the Lenders, however, the Company remains in discussions with the Lenders regarding a comprehensive plan to modify or otherwise restructure the Company’s existing debt obligations.

The press release announcing the execution of the Waiver is attached as Exhibit 99.1.

ITEM 9.01                                       Financial Statements and Exhibits

(c)                                  Exhibits.

99.1                           On October 4, 2005, the Company issued a press release announcing the execution of the Waiver.  A copy of the press release is attached as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boyds Collection, Ltd.

	By:	/s/ Joseph E. Macharsky
		Name:	Joseph E. Macharsky
		Title:	Chief Financial Officer

Dated: October 4, 2005

Exhibit Index

Exhibit No.	Description

99.1	On October 4, 2005, the Company issued a press release announcing the execution of the Waiver.